Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AmeriServ Financial, Inc. of our report dated March 7, 2011, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of AmeriServ Financial, Inc. for the year ended December 31, 2010.

/s/ SR Snodgrass, A.C.

Wexford, Pennsylvania

September 16, 2011